Dennis G. Newkirk
                                                               (713) 423-3332


                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE


                       NL REPORTS SECOND QUARTER EARNINGS


HOUSTON, TEXAS -- July 25, 1996 -- NL Industries, Inc. (NYSE:NL) reported net income for the second quarter of 1996 of $11.9 million, or $.23 per share, on sales of $263 million compared to net income in the second quarter of 1995 of $21.0 million, or $.41 per share, on sales of $283 million. Net income in the first half of 1996 was $25.4 million, or $.49 per share, on sales of $504 million, compared to net income in the first half of 1995 of $34.1 million, or $.66 per share, on sales of $534 million. Net income decreased compared to the year-earlier periods primarily due to lower average TiO2 selling prices and lower production volumes.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the second quarter of 1996 was $25.4 million, $21.7 million less than the second quarter of 1995, on an 8% decrease in sales. Kronos' average TiO2 selling prices for the second quarter of 1996 were 7% lower than the second quarter of 1995 and 6% lower than the first quarter of 1996. Selling prices at the end of the second quarter of 1996 were 2% lower than the average for the quarter. Kronos' second quarter sales volumes increased 4% compared with the second quarter of 1995 due to improved U.S. sales volumes.

Rheox's operating income of $10.7 million in the second quarter of 1996 was slightly higher than the year-earlier period due to higher sales volumes. Rheox's operating income in the first half of 1996 includes a first-quarter $2.7 million gain related to the reduction of certain U.S. employee pension benefits.

Net corporate expenses in the second quarter of 1996 includes a $2.8 million gain related to the settlement of certain litigation in which the Company was a plaintiff.

Based on the current TiO2 industry outlook, the Company expects that its earnings for the third and fourth quarters of 1996 will be significantly lower than for the second quarter.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, global TiO2 productive capacity, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.
                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                            Quarters ended           Six months ended
                                                               June 30,                  June 30,
                                                             1995        1996          1995         1996
NET SALES
  Kronos                                                       $249.4       $228.3        $466.7     $434.6
  Rheox                                                          34.1         34.9          67.6       69.0

                                                               $283.5       $263.2        $534.3     $503.6

Operating income
  Kronos                                                       $ 47.1       $ 25.4        $ 79.5     $ 54.9
  Rheox                                                          10.4         10.7          20.0       23.1

    OPERATING INCOME                                             57.5         36.1          99.5       78.0

General corporate income (expense):
  Securities earnings                                             2.0          1.1           4.4        2.4
  Expenses, net                                                  (8.2)        (1.7)        (12.8)      (6.6)
  Interest expense                                              (21.1)       (18.5)        (41.7)     (37.6)

    Income before income taxes                                   30.2         17.0          49.4       36.2

Income tax expense                                               (9.1)        (5.1)        (14.8)     (10.8)

Minority interest                                                 (.1)          -            (.5)        -

    NET INCOME                                                 $ 21.0       $ 11.9        $ 34.1     $ 25.4

Per share of common stock                                      $  .41       $  .23        $  .66     $  .49

Weighted average common shares
 outstanding                                                     51.6         51.5          51.5       51.5